UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 12, 2017

Commission file number 1-10948

OFFICE DEPOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-2663954
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6600 North Military Trail, Boca Raton, FL	33496
(Address of principal executive offices)	(Zip Code)

(561) 438-4800

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 12, 2017, Office Depot, Inc. (the “Company”) announced that Michael Allison, Executive Vice President, Chief Administrative Officer, will leave the Company effective October 13, 2017 (the “Effective Date”). In connection with his departure, Mr. Allison and the Company entered into a General Release Agreement (the “Agreement”), pursuant to which Mr. Allison will receive the following severance benefits consistent with the terms of his letter agreement with the Company dated July 17, 2011 (the “Letter Agreement”): (a) $900,000, which equates to eighteen (18) months of Mr. Allison’s annual base salary in effect on the Effective Date; (b) $16,964, which equates to eighteen (18) times the Company’s monthly COBRA charge for the type of Company-provided group health plan coverage in effect for Mr. Allison on the Effective Date and the applicable active employee charge for such coverage; and (c) $346,875, which equates to the pro-rated bonus calculated at “target” under the 2017 Annual Incentive Plan in which Mr. Allison was eligible to participate during employment, with pro-ration based on the number of days of employment completed in the 2017 fiscal year relative to the total number of days in the 2017 fiscal year. In addition, pursuant to the Agreement, the Company will also provide an additional $1,300,000 payable in a lump sum six months following the Effective Date and will provide for six (6) months of outplacement services. The severance benefits are subject to Mr. Allison executing and not revoking a release of all claims against the Company. The Agreement also requires that Mr. Allison remain subject to the non-compete, confidentiality and non-solicitation obligations included in his Letter Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OFFICE DEPOT, INC.

Date: October 17, 2017	/s/ N. DAVID BLEISCH
N. David Bleisch
Executive Vice President, Chief Legal Officer
& Corporate Secretary